EXHIBIT 99.1

Fidelity National Financial, Inc. Announces a Leveraged Recapitalization Plan for Fidelity
National Information Services, Inc. and Special $10 Per Share Cash Dividend to FNF
Stockholders; FNF Also Announces the Signing of a Letter of Intent Under Which Fidelity
National Information Services, Inc. Will Sell a 25 Percent Minority Equity Interest to Thomas
H. Lee Partners and Texas Pacific Group

Jacksonville, Fla. — (December 8, 2004) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today announced that its Board of Directors has approved a plan to recapitalize its subsidiary, Fidelity National Information Services, Inc. (“FIS”) and to pay a special cash dividend to FNF stockholders. FIS is the holding company for FNF’s technology solutions, processing services and information services businesses.

     Under the terms of the recapitalization plan, FIS will enter into up to $2.8 billion in senior secured credit facilities, for which indicative commitments have been received, with a consortium of participating lenders. The proceeds of those senior secured credit facilities, which will not be guaranteed by FNF, will be fully drawn at closing. FIS will repay all the debt outstanding under its existing credit facility and will distribute up to $2.7 billion to FNF. The cash distribution from FIS to FNF is expected to constitute a return of FNF’s tax basis in FIS and, as such, will constitute a tax-free transaction for FNF. The recapitalization transaction is expected to close in the first quarter of 2005.

     Upon the successful completion of the recapitalization of FIS, FNF will pay a special $10 per share cash dividend to FNF stockholders. It is anticipated that the $10 per share special cash dividend to FNF stockholders will be declared and paid during the first quarter of 2005. The $10 per share special cash dividend to FNF stockholders will require approximately $1.8 billion of the expected up to $2.7 billion cash distribution from FIS. The remaining proceeds will be used to repay FNF bank debt and for other general corporate purposes, including the potential repurchase of FNF stock.

     Additionally, FNF also announced that FIS has signed a letter of intent to sell a combined 25 percent minority equity interest in the common stock of FIS to Thomas H. Lee Partners, L.P. (“THL”) and Texas Pacific Group (“TPG”) for a total purchase price of $500 million, resulting in an implied enterprise value for FIS of $4.8 billion, assuming $2.8 billion of outstanding FIS indebtedness at closing. The sale of the minority equity interest in FIS will result in a gain of approximately $375 million for FNF. The closing of the sale of the minority equity interest in FIS is subject to certain conditions, including the signing of a definitive stock purchase agreement. Under the proposed agreement, William P. Foley, II would remain Chairman of the Board and Chief Executive Officer of FIS and THL and TPG would receive proportional representation on the FIS Board of Directors. The recapitalization of FIS and the special cash dividend to FNF stockholders are not contingent upon the consummation of the sale of the 25 percent minority equity interest in FIS to THL and TPG. In the event the minority equity interest sale is not completed, FNF still intends to proceed with the recapitalization and special $10 per share cash dividend, although it is expected that the total amount borrowed by FIS would be less than $2.8 billion.

     “We have investigated a significant number of alternatives to begin to recognize the embedded value of FIS, our financial processing business,” said Chairman and Chief Executive Officer William P. Foley, II. “We believe that the recapitalization of FIS and subsequent $10 per share special cash dividend to FNF stockholders provides significant, immediate value to our stockholders, while allowing FNF to recoup its entire investment in FIS in a tax effective manner. Additionally, the investment in FIS by respected private equity investors THL and TPG is another step in unlocking the value of FIS by providing an independent, third-party valuation for FIS that could result in meaningful current value creation for FNF and our stockholders, while retaining 75 percent of the benefit from the future growth and success of FIS.”

     FNF will hold a conference call at 10:30 a.m. ET on Thursday, December 9, 2004 to discuss the transactions disclosed in this press release. Those wishing to participate via the webcast should access the call through FNF’s Investor Relations website at www.fnf.com. The webcast will include two Powerpoint slides that provide detail on the sources and uses of cash for both FIS and FNF as a result of the announced transactions. Those wishing to participate via the telephone may dial-in at 800-762-4758 (USA) or 480-629-9035 (International). The conference call replay will be available via webcast through FNF’s Investor Relations website at www.fnf.com. The telephone replay will be available from 2:00 p.m. Eastern Time on December 9, 2004 through December 16, 2004 by dialing 800-475-6701 (USA) or 320-365-3844 (International). The access code will be 760896.

     On November 15, 2004, FNF mailed the proxy statement for its annual stockholders meeting, to be held on December 16, 2004. At the discretion of the Compensation Committee of FNF’s Board of Directors, the proposed $10 per share special cash dividend would result in an anti-dilution adjustment to outstanding options or a cash payment to option holders, under the provisions described in the proxy statement relating to FNF’s proposed new Omnibus Incentive Plan and its other stock-based compensation plans, as well as under its other plans not described in the proxy statement.

     Fidelity National Financial, Inc., number 262 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of more than $6.2 billion and earned more than $560 million for the first nine months of 2004, with cash flow from operations of more than $925 million for that same period. FNF is the nation’s largest title insurance company, with more than 30 percent national market share, and is also a provider of other specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Through its subsidiary Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of technology solutions, processing services and information services to the financial services and real estate industries. FIS’ software processes nearly 50 percent of all U. S. residential mortgages, it has processing and technology relationships with 45 of the top 50 U.S. banks and more than 3,600 small and mid-sized U.S. financial institutions and it has clients in more than 50 countries who rely on its processing and outsourcing products and services. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and servicers. FIS offers information services, including property data and real estate-related services that are used by lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.

     Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include: Refco Group Ltd, Warner Music Group, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, Endurance Specialty Insurance, HomeSide Lending, Fisher Scientific International, Experian, EquiCredit and Snapple Beverage.

     Texas Pacific Group, founded in 1993 and based in San Francisco, London and Fort Worth, Texas, is a private investment partnership managing over $13 billion in assets. TPG has extensive experience with public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures, and restructurings. TPG seeks to invest in world-class franchises across a range of industries, including significant investments in financial services (Endurance Specialty Holdings Ltd.), technology companies (ON Semiconductor, EMC, Seagate), leading retailers (Petco, J.Crew, Debenhams — UK), branded consumer franchises (Burger King, Del Monte, Ducati Motorcycles), industrials (KRATON Polymers), healthcare (Oxford Health Plans, IASIS Healthcare) and airlines (Continental Airlines, America West).

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to be different from those expressed or implied above. The company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

     The planned recapitalization and special dividend and the sale of an interest in FIS are subject to the satisfaction of conditions, including those described above. If either or both of these planned events does not occur, the company would expect to continue to evaluate approaches that could result in greater value for the company and its stockholders. There can be no assurance that the foregoing conditions will all be satisfied or that any such other approach will be implemented.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com